Exhibit 10.1

[Five Star Senior Living Inc. Letterhead]

December 21, 2018

R. Scott Herzig
14 Hunters Lane
Natick, MA 01760

Dear Scott:

You and Five Star Senior Living Inc. (“Five Star”) are entering into this letter agreement (this “Agreement”) to confirm the terms and conditions of the termination of your employment on December 12, 2018 (the “Separation Date”).

I.                                                    SEPARATION

A.                                    Position.  Effective on the Separation Date, you will resign as Senior Vice President, Senior Living Operations, of Five Star and from any other positions you hold within Five Star.

B.                                    Payments and Benefits on the Separation Date.  On the Separation Date, you will receive your unpaid wages for the period through the Separation Date and payment for all of your remaining and unused vacation time, subject to all usual and applicable taxes and deductions.  Your health insurance on our group plan will terminate on December 31, 2018.  To continue any health insurance beyond that date, you must complete a continuation of coverage (COBRA) election form and make timely payments for coverage.  Information regarding COBRA will be mailed to you.  Any group life and disability insurance on our group plan will terminate on the Separation Date, as will your participation in the Five Star 401(k) plan.

C.                                    Unvested Share Grants.  Consistent with the terms of your share award agreement for Five Star, any unvested share grants as of the Separation Date shall not vest and shall be forfeited.  You understand and agree that, although the Five Star Code of Business Conduct and Ethics will no longer apply to you after the Separation Date, you are subject to all laws and regulations with respect to all of your shares in Five Star, including, but not limited to, those applicable to the purchase or sale of securities while in possession of material, non-public information concerning Five Star.

D.                                    Release Benefits.  Provided you sign and do not revoke this Agreement, you will receive the following additional payments and benefits:

(1)                                 Cash Payment.  Five Star will pay you a lump sum payment of $510,000, subject to applicable deductions, on January 11, 2019.

R. Scott Herzig

December 21, 2018

(2)                                 Outplacement Benefits.  Five Star will pay for outplacement services to be provided to you by Essex Partners.

(3)                                 Mobile Phone Number.  At your request, Five Star agrees to consent to and cooperate with you in the transfer to you of the mobile phone number (818-470-9915), and to pay for any costs associated with such transfer (except that you will be responsible for the cost of replacement equipment and service).  You agree to be responsible for all cell phone payments for service after the Separation Date.

II.                                               RELEASE

You, your heirs, executors, legal representatives, successors and assigns, individually and in their beneficial capacity, hereby unconditionally and irrevocably release and forever discharge Five Star, The RMR Group LLC (“RMR”) and any other companies from time to time managed by RMR, and its and their past, present and future officers, directors, trustees, employees, representatives, shareholders, attorneys, agents, consultants, contractors, successors, and affiliates - hereinafter referred to as the “Releasees” - or any of them of and from any and all suits, claims, demands, interest, costs (including attorneys’ fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts of any nature whatsoever which you, your heirs, executors, legal representatives, successors and assigns, individually and/or in their beneficial capacity, now have, own or hold, or at any time heretofore ever had, owned or held, or could have owned or held, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date of execution of this Agreement including, without limitation, any claims arising at law or in equity or in a court, administrative, arbitration, or other tribunal of any state or country arising out of or in connection with your employment by Five Star; any claims against the Releasees based on statute, regulation, ordinance, contract, or tort; any claims against the Releasees relating to wages, compensation, benefits, retaliation, negligence, or wrongful discharge; any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers’ Benefit Protection Act, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Employment Retirement Income Security Act, as amended, the Americans with Disabilities Act of 1990 (“ADA”), as amended, The ADA Amendments Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Civil Rights Act of 1991, as amended, the Family Medical Leave Act of 1993, as amended, and the Rehabilitation Act, as amended; The Massachusetts Fair Employment Practices Act (Massachusetts General Laws Chapter 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, The Massachusetts Civil Rights Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 sections 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 sections lA and 1B), the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101) and any other claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, accrued or unused vacation

R. Scott Herzig

December 21, 2018

time, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law and any claims against the Releasees arising under any and all applicable state, federal, or local ordinances, statutory, common law, or other claims of any nature whatsoever except for unemployment compensation benefits or workers’ compensation benefits.  Notwithstanding the foregoing, this general release does not include, and you expressly retain any and all rights: 1) to enforce the terms of this Agreement; 2) under applicable equity agreements and as a shareholder of Releasees; 3) you may have for defense and indemnification under common law, Five Star company bylaws, contract, and any applicable insurance policy that would provide you with defense and/or indemnity for claims asserted against you based on your conduct as an employee, officer or director of Five Star; 4) under the terms of welfare benefit plans in which you participated as an employee; and, 5) arising after the date of your execution of this Agreement.

Nothing in this Agreement shall affect the EEOC’s rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the National Labor Relations Act or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with your protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, the National Labor Relations Board (the “NLRB”), or any other state, federal or local government entity; provided, however, if the EEOC, the NLRB, or any other state, federal or local government entity commences an investigation on your behalf, you specifically waive and release your right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will you seek or accept reinstatement to your former position with Five Star.

III.                                          TAX PROVISIONS

You agree that you shall be responsible and will pay your own tax obligations and/or liabilities created under state or federal tax laws by this Agreement.  You further agree that you shall indemnify Five Star for any tax obligations and/or liabilities that may be imposed on it for your failure to comply with this provision.

IV.                                           CONFIDENTIALITY

You agree that, unless otherwise agreed, on or before the Separation Date, you will return to Five Star all property of Five Star including, but not limited, to all documents, records, materials, software, equipment, personal service devices, cell phones, laptops, building keys or entry cards, and other physical property that have come into your possession or been produced by you in connection with your employment.

In addition, you shall not at any time reveal to any person or entity, except to employees of Five Star who need to know such information for purposes of their employment or as otherwise authorized by Five Star in writing, any confidential information of Five Star including, but not limited to confidential information regarding (i) the marketing, business and financial

R. Scott Herzig

December 21, 2018

activities and/or strategies of Five Star, (ii) the costs, sources of supply, financial performance, projects, plans, branding, acquisition or dispositions, proposals and strategic plans of Five Star, and (iii) information and discussions concerning any past or present lawsuits, arbitrations or other pending or threatened disputes in which Five Star is or was a party.  Confidential Information also includes any information that Five Star has received belonging to others with the understanding that the information would not be disclosed.  Notwithstanding the foregoing, the term Confidential Information shall not apply to information which is generally known or readily available in the public domain or to the public at the time of disclosure or becomes generally known through no wrongful act on your part or which you are legally required to disclose.

Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any government agency or entity, including, but not limited, to the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law.  You do not need prior authorization of Five Star to make any such reports or disclosures and you are not required to notify Five Star that you have made such reports or disclosures.

V.                                                NON-DISPARAGEMENT

You agree not to make harmful or disparaging remarks, written or oral, concerning Five Star or any of the Releasees.  Five Star agrees to instruct its executive officers not to make any harmful or disparaging remarks, written or oral, concerning you.  Nothing in this provision shall prevent any person from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order; nor is this provision intended to interfere with ordinary competition.

VI.                                           NON-SOLICITATION

You agree that for five (5) years following the Separation Date, you will not, without the prior written consent of Five Star, solicit, attempt to solicit, assist others to solicit, hire, or assist others to hire for employment outside of Five Star any person who is, or within the preceding six months was, an employee of Five Star or RMR or any of its managed companies.

VII.                                      BREACH OF SECTIONS IV, V OR VI

The parties agree that any breach of Sections IV, V or VI of this Agreement will cause irreparable damage to the non-breaching party and that, in the event of such a breach or threatened breach, the non-breaching party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder.  The parties agree that, in the event that any provision of Section IV, V or VI shall be determined by any court of competent jurisdiction or arbitration panel to be unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

R. Scott Herzig

December 21, 2018

VIII.                                 COOPERATION

You agree to cooperate with Five Star, at reasonable times and places, with respect to all matters arising during or related to your employment, including, without limitation, all formal or informal matters in connection with any government investigation, internal investigation, litigation, regulatory or other proceeding which may have arisen or which may arise.  Five Star will reimburse you for all reasonable out-of-pocket expenses (not including lost time or opportunity).  Five Star will provide appropriate legal representation for you in any matter arising in connection with your employment by Five Star in a manner reasonably determined by Five Star.

IX.                                          NON-WAIVER

Any waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

X.                                               NON-ADMISSION

The parties agree and acknowledge that the considerations exchanged herein do not constitute and shall be not construed as constituting an admission of any sort on the part of either party.

XI.                                          SECTION 409A

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  Notwithstanding anything to the contrary in this Agreement, if at the time of your separation from service, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, will instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by Five Star in its reasonable good faith discretion); or (B) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.  For purposes of this Agreement, all references to “termination of employment,” “Separation Date” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by Five Star to be a specified employee under Treasury regulation Section 1.409A-1(i).  In any event, Five Star makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this Agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that Section.

R. Scott Herzig

December 21, 2018

However, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and shall be interpreted and construed consistently with such intent.  The payments to you pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible.  Notwithstanding anything in this Agreement to the contrary, in the event that any amounts payable (or benefits provided) under this Agreement are subject to the provisions of Section 409A of the Code, to the extent determined necessary, the parties agree to act in good faith to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on you under Section 409A of the Code, the final Treasury Regulations and other Internal Revenue Service guidance thereunder (“409A Penalties”).

XII.                                     NON-USE IN SUBSEQUENT PROCEEDINGS

The parties agree that this Agreement may not be used as evidence in any subsequent proceeding of any kind except one in which one of the parties alleges a breach of the terms of this Agreement or one in which one of the parties elects to use this Agreement as a defense to any claim.

XIII.                                ADEA ACKNOWLEDGEMENTS

You acknowledge that you have carefully read and fully understand this Agreement.  You acknowledge that you have not relied on any statement, written or oral, which is not set forth in this Agreement.  You further acknowledge that you are hereby advised in writing to consult with an attorney prior to executing this Agreement; that you are not waiving or releasing any rights or claims that may arise after the date of execution of this Agreement; that you are releasing claims under the Age Discrimination in Employment Act (ADEA); that you execute this Agreement in exchange for monies in addition to those to which you are already entitled; that Five Star presented you with this Agreement on December 11, 2018; that Five Star gave you a period of at least twenty-one (21) days within which to consider the Agreement and a period of seven (7) days following your execution of this Agreement to revoke your ADEA waiver as provided below; that any changes to this Agreement by you once it has been presented to you will not restart the 21 day consideration period; and you enter into this Agreement knowingly, willingly and voluntarily in exchange for payments and benefits described herein.  To receive the payments and benefits provided herein, this Agreement must be signed and returned to me at 400 Centre Street, Newton, Massachusetts 02458, on or before January 1, 2019.

You may revoke your release of your ADEA claims up to seven (7) days following your signing this Agreement.  Notice of revocation must be received in writing to me at 400 Centre Street, Newton, Massachusetts 02458, no later than the seventh day (excluding the date of execution) following the execution of this Agreement.  The ADEA release is not effective or enforceable until expiration of the seven-day period.  However, the ADEA release becomes fully effective, valid and irrevocable if it has not been revoked within the seven day period immediately following your execution of the Agreement.  The parties agree that if you exercise

R. Scott Herzig

December 21, 2018

your right to revoke this Agreement, you are not entitled to any of the payments and benefits set forth in this Agreement and this Agreement becomes null and void.  This Agreement shall become effective eight (8) days after your execution if you have not revoked your signature as set forth above.

XIV.                                 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties concerning the terms and conditions of your separation of employment from Five Star and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the parties.  You agree that Five Star has not made any warranties, representations, or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

XV.                                      NO ORAL MODIFICATION

Any amendments to this Agreement shall be in writing and signed by you and an authorized representative of Five Star.

XVI.                                 SEVERABILITY

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction or an arbitrator or arbitration panel to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

XVII.                            GOVERNING LAW, JURISDICTION AND SUCCESSOR AND ASSIGNS

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to any conflict of law principles, and shall be binding upon and inure to the benefit of you and your heirs, successors, and beneficiaries, and Five Star and its and their agents, affiliates, representatives, successors, and assigns.

The parties irrevocably agree that any dispute regarding this Agreement shall be settled by binding arbitration in accordance with our Mutual Agreement to Resolve Disputes and Arbitrate Claims.

XVIII.                       VOLUNTARY ACT

By signing this Agreement, you acknowledge and agree that you are doing so knowingly and voluntarily in order to receive the payments and benefits provided for herein.  By signing this Agreement, you represent that you fully understand your right to review all aspects of this Agreement, that you have carefully read and fully understand all the provisions of this Agreement, that you had an opportunity to ask questions and consult with an attorney of your choice before signing this Agreement; and that you are freely, knowingly, and voluntarily entering into this Agreement.

R. Scott Herzig

December 21, 2018

If you determine to accept this Agreement, understand it, and consent to it, please in the space provided below sign and return it to me on or before January 1, 2019.  The enclosed copy is for your records.

Very truly yours,

/s/ Katherine E. Potter
Katherine E. Potter
Executive Vice President and General Counsel

AGREED TO AND ACCEPTED:

/s/ R. Scott Herzig	Date:	December 27, 2018
R. Scott Herzig